EXHIBIT 23-1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

The Navigators Group, Inc.

We consent to incorporation by reference in the registration statements No. 33-51608, No. 333-97183 and No. 333-106317 on Form S-8 of The Navigators Group, Inc. and subsidiaries, our report dated March 9, 2004, relating to the consolidated balance sheets of The Navigators Group, Inc. and subsidiaries as of December 31, 2003, and 2002, and the related consolidated statements of income, stockholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, and related financial statements schedules, which report appears in the December 31, 2003 Annual Report on Form 10-K of The Navigators Group, Inc. and subsidiaries.  Our report refers to a change in the method of accounting for stock compensation in 2003.

/s/ KPMG LLP

New York, New York
March 11, 2004